Exhibit 6.65

                     Gel Electric Technologies, Inc. ("Gel")
                            1031 South Santa Fe Ave.,
                         Compton, California, USA 90221

May 10, 2002

iQ Power Technology Inc.
1111 West Hastings Street, Suite 708-A
Vancouver, British Columbia
Canada, V6E 2J3

              Re: Acquisition of the assets and undertaking of Gel
--------------------------------------------------------------------------------

The purpose of this letter of intent ("Letter") between Gel and iQ Power Technology Inc. ("iQ Power") is to set forth the basic terms and conditions upon which Gel proposes to sell substantially all of its assets to a to be formed wholly-owned US-based subsidiary of iQ Power ("iQ US"). While iQ Power's acceptance of Gel's proposal is subject to a thorough examination of the business and assets of the Gel and to the negotiation and execution of a definitive purchase agreement, this letter does evidence the parties intention to proceed with such acquisition on the following basic terms and conditions:

1. Subject to the terms of this letter, on closing, iQ US will purchase and Gel will sell substantially all of the assets of Gel, including, but not limited to, the following:

     a.   Goodwill;

     b.   Equipment;

     c.   Inventory;

     d.   Receivables;

     e.   Interest in Material Contracts, including distribution agreements;

     f.   Leasehold Property;

     g.   Prepaid Expenses;

     h. Intangible Property, including intellectual property, trade secrets, know-how and business processes; and

     i.   Any other business assets

          (hereinafter collectively called the "Assets").

2. iQ US agrees to pay to Gel a purchase price of $2,250,000 for the Assets, payable as follows:

     a.   $250,000 in cash at closing;

     b. a promissory note in the principal amount of $1,750,000, payable in five equal annual principal installments of $350,000, plus accrued interest on the remaining principal balance of 10% per annum (as shown on attached schedule) and fully secured by the Assets (with a security agreement and UCC financing statement); and

     c. a promissory note in the principal amount of $250,000, without interest, payable on the sixth anniversary of the closing and fully secured by the Assets.

3. iQ US will assume the disclosed trade liabilities of Gel (described in the attachment to this letter) associated with its normal course of business, excluding any pending or potential claims regarding Randall Prouty (related to his alleged Gel and iQ introduction/referral fees) or Wilfredo Ramirez (related to an alleged workman compensation claim).

4. The Assets shall be transferred to iQ US under the terms of a definitive asset purchase agreement (the "Definitive Agreement") and by the delivery of all Bills of Sale, Deeds of Conveyance and transfer and assignment documents on closing together with possession of the Assets. The Definitive Agreement shall contain such customary representations, warranties, covenants, terms and conditions as may be mutually agreed between the parties acting reasonably related to Gel, the Assets and the transactions contemplated in this Letter. The parties shall specify the allocation of the purchase price to the Assets in the Definitive Agreement.

5. The closing of the transactions contemplated by the Definitive Agreement will be subject to such conditions as may be reasonably required by iQ Power including, but not limited to, the following:

     a. the approval of the Board of Directors of Gel, iQ Power, and iQ US of the terms of the Definitive Agreement;

     b. the execution and delivery of the Definitive Agreement by Gel, iQ Power, and iQ US;

     c. the performance and completion by iQ Power and its duly appointed agents, prior to June 30, 2002, of a due diligence investigation of Gel, its business and the Assets, and the findings of such due diligence investigation must be satisfactory to iQ Power in its sole discretion in all respects. In connection with the performance by iQ Power and its duly appointed agents of such due diligence, iQ Power and its duly appointed agents shall be permitted to make a full and complete investigation of the Assets, Gel and its business, financial and legal affairs, and Gel shall make available to iQ Power and its representatives all books and records of Gel and such other data involving or pertaining to Gel, including but not limited to information concerning Gel's employees, management, customers, customer lists, purchase orders, suppliers, products, competitors, financial statements, environmental permits, environmental studies, insurance policies, plant and equipment facilities, leases, ownership structure and material contracts that iQ Power deems necessary or appropriate for iQ Power to review in connection with its due diligence investigation and the transactions contemplated herein;

     d. the completion of and compliance with all of the conditions precedent set forth in the Definitive Agreement;

     e. the principal employees of Gel entering into employment contracts with iQ US containing standard non-competition and non disclosure terms ensuring the continuing contribution of those persons to the business acquired from Gel for not less than 5 years following closing;

     f. Gel's landlord shall provide an extension of not less than 5 years of the lease agreement related to Gel's plant and equipment facilities on terms as may be mutually agreed between the parties acting reasonably and all necessary consents to the transactions contemplated hereby without penalty;

     g. all other consents, authorizations and approvals of, and all filings, recordings and registrations with, any governmental authority or regulatory body that are required as a condition to the consummation of the transactions contemplated by this Letter or the Definitive Agreement shall have been obtained or made;

     h. iQ Power shall have received from Gel (if required for any filing to be made by iQ Power with the Securities and Exchange Commission ("SEC") or any similar regulatory authority) audited financial statements prepared in accordance with U.S. GAAP for the previous two years and unaudited financial statements for the most recent quarter end. Such financial statements shall be satisfactory to iQ Power and its independent public accountants. iQ Power shall have received satisfactory assurances from the independent public accountants of Gel that such accountants will timely deliver all accountant's consents as may be required in connection with any filing required to be made by iQ Power with the SEC or any similar regulatory authority; and

6. In entering into this Letter, iQ Power has relied on the following representations and warranties made to it by Gel:

     a. Gel is the legal and beneficial owner of Gel battery line and related manufacturing equipment and know-how currently being marketed by Gel;

     b. Gel is duly incorporated, validly existing, and in good standing under the laws of the State of California, has the right, power and authority to sell, assign and transfer all or any part of the Assets [subject to existing UCC1 liens to Pacific Business Capital Corporation (the factor) and 1dB Profit Sharing Trust (Gel sole shareholder)], charges and encumbrances, to carry on its business as now being conducted, and to enter into this Letter and carry out its terms to the full extent, all of which have been fully authorized by all necessary corporate proceedings;

     c. Gel has the right and authority to enter into this Letter and any formal agreements contemplated hereunder without first obtaining the consent of any other person, body corporate, or governmental authority;

     d. Gel has not granted to any third parties any prior rights, licenses, or options over or to any of the Assets;

     e. there is no litigation in progress with respect to Gel or the Assets and Gel is not aware of any threatened or contemplated claims or litigation;

     f. the financial statements of Gel as at December 31, 2001 (copies of which are attached hereto) have been prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods (except as set forth therein), and fairly present the financial position and condition of Gel as at the respective dates thereof;

     g.   Gel  is not in  default  of any  agreements  to  which  it is a  party
          (notwithstanding   alleged  claims  by  Randall  Prouty  and  Wilfredo
          Ramirez);

     h. Gel is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject (notwithstanding alleged claims by Randall Prouty and Wilfredo Ramirez);

     i. none of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a purchaser seeking full information as to Gel and the Assets, and Gel has no information or knowledge of any facts which, if known to iQ Power, might reasonably be expected to deter iQ Power from completing the transactions herein contemplated on the terms and conditions set out herein (notwithstanding alleged claims by Randall Prouty and Wilfredo Ramirez);

     j. Gel is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any federal, state or local environmental and regulatory laws, including, but not limited to, laws, rules and regulations related to environmental, health, safety and occupational standards; and

     k. that each of the foregoing representations and warranties will be true and correct at closing of the transactions contemplated as if made on that date, and will survive closing, notwithstanding closing and payment of the purchase price, and continue in full force and effect for a period of one year thereafter.

7. In entering into this Letter, Gel has relied on the following representations and warranties made to it by iQ Power:

     a. iQ US will be at the time of closing a Washington corporation, duly incorporated, validly existing and in good standing under the laws of the United States of America;

     b. iQ Power is a company, duly incorporated, validly existing and in good standing under the laws of the Canada;

     c. iQ Power has the power to enter into and close the transactions contemplated herein;

     d. that each of the foregoing representations and warranties will be true and correct at closing; and

     e. iQ US and iQ Power have the financial ability to comply with the terms and provisions of this agreement.

8. Until the earlier of the closing of the transactions contemplated by this Letter or the termination of this Letter, (a) Gel will conduct its business in the ordinary course until the Definitive Agreement is executed and the Definitive Agreement will contain a similar provision; and (b) Gel will not (i) sell or offer to sell any of the assets of Gel (other than sales of products in the ordinary course of business), (ii) sell, offer to sell or exchange or solicit offers to purchase or exchange, any capital stock of Gel from any other party or enter into any merger, consolidation, liquidation or similar transaction involving Gel and any other party or (iii) issue any capital stock of Gel to any party or offer, sell or grant to any party any option, warrant or right to purchase any security of Gel without the written consent of iQ Power.

9. Once this Letter has been executed, Gel, iQ Power and iQ US shall use their best efforts to prepare, settle, and execute a definitive asset purchase agreement and related documentation no later than July 15, 2002, with a view to establishing a closing date of no later than July 31, 2002.

10. If closing does not occur within the time period specified in the preceding section, this Letter and the formal documentation entered into by the respective parties hereto may be terminated by any of the parties bound by such documentation.

11. Time shall be of the essence and all parties agree to use their best efforts to fulfill their obligations as provided for under the terms of this Letter within the time limitations specified. This Letter and the transactions contemplated herein shall be governed by the internal laws of the state of Washington, without giving effect to the conflict of laws rules thereof.

12. Each party shall each pay their own legal, accounting or other fees or expenses incurred by them in connection with these transactions.

13. Except for paragraphs 8 and 12 of this Letter, the parties specifically acknowledge that this Letter is a working document intended as a non-binding statement of intentions by the parties and does not reflect in itself a contractual relationship of any kind between the parties.

14. This Letter shall become null and void if its not signed by both parties by May 24, 2002.

If the foregoing accurately summarizes our understanding, would you kindly indicate the same on the enclosed copy of this Letter (in the space provided) and return the same as soon as possible.

Yours truly,

Gel Electric Technologies, Inc.
hereby accepts the foregoing terms and conditions effective 6-7-02.

Per: /s/ [illegible]
     ---------------


iQ Power Technology Inc.
hereby accepts the foregoing terms and conditions effective 6/7/02.

Per: /s/ Russ French
     ---------------

                         Disclosed Gel Trade Liabilities

                            Gel Financial Statements

Gel Electric Technologies, Inc.
Income Statement
October 1999  to February 2002
                                          Total Oct 99-Sep 00   Total Oct 00-Sep 01   Total Oct01-Feb 02   Total Oct 99-Feb 02
                                          -------------------   -------------------   ------------------   -------------------
Revenues From Sales
Sales - Gel Batteries                             $269,485.99           $924,365.68          $904,163.42        $2,098,015.09
Sales - Liquid Batteries                          $276,195.62           $430,145.82           $16,104.34          $722,445.78
Sales - Scrap                                       $5,199.61            $12,084.17            $5,250.74           $22,534.52
Sales - Other (Service, Interest..)                     $0.00             $1,173.48                $0.00            $1,173.48
-----------------------------------                     -----             ---------                -----            ---------
Total Revenues                                    $550,881.22         $1,367,769.15          $925,518.50        $2,844,168.87
                             % to Income                 100%                  100%                 100%                 100%
Cost of Sales
Raw Material Expenses
Raw Material - Gel Batteries                      $103,265.86           $388,155.29          $333,669.34          $825,090.49
Raw Material - Liq Batteries                      $135,197.48           $232,955.99            $6,914.37          $375,067.84
Freight-In                                             $53.30                 $0.00              $322.40              $375.70
Raw Material - Adjustment for Scrap &
Inventory                                          $34,470.44            $77,796.93           $52,014.72          $164,282.09
---------                                          ----------            ----------           ----------          -----------
Total Raw Material Expenses                       $272,987.08           $698,908.21          $392,920.83        $1,364,816.12
                             % to Income                  50%                   51%                  42%                  48%
Labor Expenses
Manufacturing Labor Cost                         $264,631.83            $427,734.49          $231,247.16          $923,613.48
Taxes (FICA, Medicare, etc..)                     $27,158.34             $40,530.75           $21,462.33           $89,151.42
Insurance (Workman Compensation)                   $9,927.04             ($9,230.27)             $115.34              $812.11
Misc. Labor Expenses                                 $665.00                $273.12            $2,660.48            $3,598.60
--------------------                                 -------                -------            ---------            ---------
Total Labor Expenses                             $302,382.21            $459,308.09          $255,485.31        $1,017,175.61
                             % to Income                 55%                    34%                  28%                  36%
Overhead Expenses
Plant Supplies                                    $25,203.26             $23,830.30            $7,469.56           $56,503.12
Plant Maintenance & Repair                        $14,020.41             $35,726.15           $10,571.74           $60,318.30
Plant Improvements                                 $4,282.21              $2,417.32            $1,486.11            $8,185.64
Parts (Custom, Spare, etc.)                        $1,883.29              $6,410.86            $9,057.73           $17,351.88
Product Engineering & Testing                        $426.74              $1,660.00               $50.00            $2,136.74
Uniforms                                           $4,421.31              $6,877.77            $4,343.64           $15,642.72
Rent                                             $130,600.00            $157,293.60           $66,646.44          $354,540.04
Environmental Fees & Expenses                     $27,684.90              $8,500.14            $6,976.08           $43,161.12
Insurance (Liability)                              $3,002.10                $662.00              $187.81            $3,851.91
Utilities (Electric, Gas, Water,
  Telephone, etc.                                 $66,796.06            $136,118.48           $72,584.76          $275,499.30
Misc. Overhead Expenses                              $148.10                $120.73                $0.00              $268.83
-----------------------                              -------                -------                -----              -------
Total Overhead Expenses                          $278,468.38            $379,617.35          $179,373.87          $837,459.60
                             % to Income                 51%                    28%                  19%                  29%

Total Cost of Sales Expenses                     $853,837.67          $1,537,833.65          $827,780.01        $3,219,451.33
                             % to Income                155%                   112%                  89%                 113%

Gross Profit                                    ($302,956.45)          ($170,064.50)          $97,738.49         ($375,282.46)
                             % to Income                -55%                   -12%                  11%                 -13%
Selling & Administrative Expenses
Selling & Administrative Staff Cost               $33,777.73             $50,887.29           $20,009.38          $104,674.40
Commissions, Manufacturing Reps. Fees                $143.00                $500.00                $0.00              $643.00
Freight-out Paid                                   $8,880.94             $19,750.77            $8,623.52           $37,255.23
Travel, Car, Lodging, Entertainment                $4,399.90              $2,885.34              $368.45            $7,653.69
Uncollected Invoices                               $7,074.41                  $0.00                $0.00            $7,074.41
Licenses, Govt Agency Fees                         $1,844.00              $2,590.45                $0.00            $4,434.45
Taxes (state, sales..)                               $316.03                  $0.00            $1,100.00            $1,416.03
Misc. Selling & Administrative Expenses           $34,909.88              $6,343.63            $8,226.25           $49,479.76
Total Sell. & Administrative Expenses             $91,345.89             $82,957.48           $38,327.60          $212,630.97
                             % to Income                 17%                     6%                   4%                   7%

Net Profit (Before Cost of Capital)             ($394,302.34)          ($253,021.98)          $59,410.89         ($587,913.43)
                             % to Income                -72%                   -18%                   6%                 -21%
Cost of Capital (Financing Act. Receivables)
Gel - Discounts & Allowances for Prepayment       $14,356.15            $114,070.33          $146,916.75          $275,343.23
Liquid - Discounts & Allowances for Prepayment       $697.00               ($942.60)             $517.68              $272.08
Interest Paid for Financing Act. Receivables       $4,739.45             $55,410.47           $25,190.60           $85,340.52
Total Cost of Capital                             $19,792.60            $168,538.20          $172,625.03          $360,955.83
                             % to Income                 -4%                   -12%                 -19%                 -13%

Net Income Before Income Tax                    ($414,094.94)          ($421,560.18)        ($113,214.14)        ($948,869.26)
                             % to Income                -75%                   -31%                 -12%                 -33%

Net Income After Income Tax                     ($414,094.94)          ($421,560.18)        ($113,214.14)        ($948,869.26)
                             % to Income                -75%                   -31%                 -12%                 -33%

                         Gel Electric Technologies, Inc.
                                  Balance Sheet
                                February 28, 2002

ASSETS
------

Cash/Equivalents
Wells Fargo Checking                            $13,273.11
Petty Cash                                         $945.91
Cashier Checks/Checks/Prepaids                  ($2,700.48)
Small tools                                        $262.72
-----------                                        -------
Total Current Assets                                            $11,781.26

Accounts Receivable
Notes and Accounts Receivable                   $26,543.54
PBCC Reserve Account                             $5,630.96
Accounts Receivable - UBC Prepayment           ($93,396.10)
Accounts Receivable - UBC Deposit              ($36,000.00)
---------------------------------              ------------
Total Accounts Receivable                                      ($97,221.60)

Inventory
Raw Materials                                  $159,313.05
Subassemblies                                      $453.32
Assemblies                                       $3,785.28
Finished Products                               $18,981.94
-----------------                               ----------
Total Inventory                                               $182,533.59

Other Current Assets
Employee Loans                                   $2,450.00
--------------                                   ---------
Total Other Current Assets                                      $2,450.00

Property and Equipment
Machinery and Equipment                        $253,455.00
-----------------------                        -----------
Total Property and Equipment                                  $253,455.00

Other Assets
Deposits                                        $49,038.11
--------                                        ----------
Total Other Assets                                             $49,038.11

Total Assets                                                  $402,036.36
                                                              ===========

LIABILITIES AND CAPITAL
-----------------------

Accounts Payable
Accounts Payable                                $91,109.56
First Bank USA VISA                              $2,802.82
-------------------                              ---------
Total Accounts Payable                                         $93,912.38

Federal and State Taxes
Federal Taxes                                   $19,424.63
State Taxes                                      $4,609.35
FUTA                                               $832.24
----                                               -------
                                                               $24,866.22

Other Current Liabilities
Sales Tax Payable                                   ($0.26)
Loan - Accounts Receivable Loan from PBCC       $17,779.60
-----------------------------------------       ----------
Total Other Current Liabilities                                $17,779.34
                                                               ----------

Total Short Term Liabilities                                  $136,557.94

Long-Term Liabilities
Loan - from 1dB Profit Sharing Trust           $953,837.86
Note - to 1dB Profit Sharing Trust             $252,500.00
----------------------------------             -----------
Total Long-Term Liabilities                                 $1,206,337.86
                                                            -------------

Total Short and Long Term Liabilities                       $1,342,895.80

Stockholder Equity
Common Stock                                     $8,160.00
Retained Earnings Previous Period (Oct 99-Sep ($835,655.12)
Net Income Current Period (Oct 01 to Feb 02)  ($113,214.14)
Act. Adjustment                                   ($150.18)
---------------                                   ---------
Total Stockholder Equity                                      ($940,859.44)
                                                              ------------

Total Liabilities & Capital                                    $402,036.36
                                                               ===========

Gel Electric Technologies, Inc.
Accounts Payable Schedule
As of March 31, 2002
                                Feb              Mar
                                ---              ---

Fed emp tax                    $20,256.87       $12,072.59
CA emp tax                      $4,609.35        $2,031.33
Penalties/int                   $5,500.00        $1,500.00 estimate
CA Haz Waste                    $3,853.04                  for 2000/w penalty
CA Haz Waste                    $3,500.00                  est. w penalty
Rent                                            $13,507.62
RSR                                             $13,758.90
Exide                          $16,265.86       $16,265.86
Dorsett & Jackson               $6,940.80        $7,113.60
Tulip                                           $13,671.01
Entek                                            $4,600.13
MAC Engineering                    $88.90
GNB                             $1,400.00
Bumblebee                       $1,259.40
Richardson Mold
Watt Anderson                     $222.72
Pro-Tec                           $480.00
Water Gremlin                   $1,067.13
Airgas                          $1,111.78
All Source Container            $1,981.69
McMaster                          $630.07          $374.96
Ted Johnson                       $515.96            $5.00 tank rent March
First Bank VISA                 $2,802.82          $608.99
GLS                                                $678.00
Complete Welding                  $571.28        $1,240.52
Bitrode                                            $135.08
Mix Printing                                     $1,523.26
RBA Transportation              $1,150.00                  Freight
Badger Freight                  $1,550.00                  Freight
Dawes                             $588.59                  Freight
Bullet                          $2,314.74                  Freight
Old Dominion                      $150.60        $1,736.61 Freight/est to MO
Whirlwind                         $134.65          $134.65 Freight
Lowe                              $225.00                  Freight
Consolidated Freight              $463.70        $8,448.54
SCE                                             $12,598.50 new bill payable Apr
Gas                                              $1,497.47 est. meter read 4/2
Water                                              $236.53
SBC PacBell                                        $292.02 est.
ExpressTel
Total Trade Debt               $79,171.25      $106,046.33           $185,217.58

Connor - disputed invoice      $45,161.04                  Gel  vendor ledger
Connor claim                   $47,000.00                  and change
Total Trade Debt
  and Disputed Debt           $126,171.25      $153,046.33           $232,217.58

Gel offer to Connor
  that was made/rejected       $15,000.00
Connor counter-offer           $42,000.00

Note: the above schedule only shows the major accounts payable which represent the bulk of Gel Electric's trade debt

Due:                                      Down Payment         Purchase Price
  Closing                                    $250,000.00           $2,250,000.00

                          Interest           Payment           Note/Principal *
                                                                   $1,750,000.00
  Close + 1 year        $175,000.00          $350,000.00           $1,400,000.00
  Close + 2 year        $140,000.00          $350,000.00           $1,050,000.00
  Close + 3 year        $105,000.00          $350,000.00             $700,000.00
  Close + 4 year         $70,000.00          $350,000.00             $350,000.00
  Close + 5 year         $35,000.00          $350,000.00                   $0.00
  Close + 6 year              $0.00          $250,000.00

               * $250,000, the last payment, does not bear interest. This amount has been removed from the interest calculation.